Exhibit A

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of Amendment No. 4 to Statement on Schedule 13D (including any and all further amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Pemco Aviation Group, Inc., and further agree that this Agreement shall be included as an Exhibit to such joint filing.

     The undersigned further agree that each party hereto is responsible for timely filing of such Amendment No. 4 to Statement on Schedule 13D and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

Exhibit A

     In evidence thereof the undersigned, being duly authorized, hereby execute this agreement this 8th day of November, 2002.

SPECIAL VALUE INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company

By:	Tennenbaum & Co., LLC
Its:	Managing Member

SVIM/MSM, LLC, a Delaware limited liability company

By:	Tennenbaum & Co., LLC
Its:	Managing Member

SVIM/MSMII, LLC, a Delaware limited liability company

By:	Tennenbaum & Co., LLC
Its:	Managing Member

TENNENBAUM & CO., LLC, a Delaware limited liability company

Each of the above by:

/s/ MICHAEL E. TENNENBAUM
Name:	Michael E. Tennenbaum
Its:	Managing Member
Date:	November 8, 2002

MICHAEL E. TENNENBAUM

/s/ MICHAEL E. TENNENBAUM
Michael E. Tennenbaum
Date:	November 8, 2002